Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                SCANA CORPORATION
             (Exact name of registrant as specified in its charter)


                                 South Carolina
         (State or other jurisdiction of incorporation or organization)

                                   57-0784499
                                (I.R.S. Employer
                                                          Identification No.)

                                1426 Main Street
                         Columbia, South Carolina 29201
                                 (803) 217-9000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               H. T. Arthur, Esq.
                    Senior Vice President and General Counsel
                                SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201
                                 (803) 217-8547
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                         With copies to:

      John W. Currie, Esq.                    James J. Wheaton, Esq.
      McNair Law Firm, P.A.                   Troutman Sanders LLP
      1301 Gervais Street, 17th Floor         4425 Corporation Lane, Suite 420
      Columbia, SC  29201                     Virginia Beach, VA  23462
      (803) 799-9800                          (757) 687-7500

Approximate date of commencement of proposed sale to the public: After the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                              Proposed  maximum     Proposed maximum
Title of each class of        offering   price per   aggregate

securities to be registered   unit*                offering price*    Amount of
                             Amount to be registered                registration
                                                                       fee
Common Stock      6,000,000 shares      $27.45     $164,700,000        $15,153

* Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low reported prices of SCANA Corporation common stock as reported on the New York Stock Exchange-Composite Listing, on July 29, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED AUGUST 2, 2002.

                                   PROSPECTUS

                                5,250,000 Shares
                                SCANA Corporation
                                  Common Stock

                                SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201
                                 (803) 217-9000

         Our common stock is listed on the New York Stock Exchange under the symbol "SCG." The last reported sale price of our common stock on the New York Stock Exchange on August 1, 2002, was $29.28 per share.

         The underwriters have an option to purchase a maximum of 750,000 additional shares of our common stock to cover over-allotments of shares, if any.

                                                 Underwriting
                                                 Discounts and     Proceeds to
                               Price to Public   Commissions (1)    Company (2)

Per Share..................     $___________      $___________     $___________

Total......................     $___________      $___________     $___________

Total Assuming
   Full Exercise of
   Over-Allotment
   Option (3)..............     $___________      $___________     $___________

(1)      See "Underwriting."
(2)      Before deducting our expenses estimated at $220,153.
(3) Assuming the exercise in full of the 45-day option granted by us to the underwriters to purchase up to 750,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."


         The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by the underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the common stock will be made on or about _________________.

                        [Identification of underwriters]


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is ___________ ___, ___.

                                Table of Contents

                                                                         Page

Where You Can Find More Information....................................
SCANA Corporation......................................................
Summary of Consolidated Financial and Operating Information............
Use of Proceeds........................................................
Description of Common Stock............................................
Common Stock Dividends and Price Ranges................................
Underwriting...........................................................
Legal Opinions.........................................................
Experts................................................................

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our common stock is listed on the New York Stock Exchange, and you may also read our SEC filings at the Stock Exchange offices at 20 Broad Street, New York, New York 10005.

         This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and all future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (File No. 1-08809) until all of the shares of common stock that we have registered are sold:

o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended;

o    Our Quarterly Report on Form 10-Q for the quarter ended March 31; and

o Our Current Reports on Form 8-K dated January 23, 2002 and July 29, 2002.

In addition, we are also incorporating by reference any additional documents that we file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus and prior to the date of effectiveness of the registration statement.

         You may request a copy of our SEC filings, at no cost, by writing or telephoning us at the following address:

         H. John Winn, III
         Manager - Investor Relations and Shareholder Services
         SCANA Corporation
         Columbia, South Carolina 29218
         (803) 217-9240

         You may obtain more information by contacting our Internet website, at http://www.scana.com (which is not intended to be an active hyperlink). The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.

         You should rely only on the information we incorporate by reference or provide in this prospectus. We have not, and the underwriter has not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these shares of our common stock. The information in this prospectus may only be accurate as of the date of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

         Statements included in this prospectus and in the documents that we incorporate by reference that are not statements of historical fact are intended to be, and are hereby identified as "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of us and our management. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility and non-utility regulatory environment;
(3) changes in the economy, especially in areas served by our subsidiaries, (4) the impact of competition from other energy suppliers, (5) growth opportunities for our regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in our accounting policies, (8) weather conditions, especially in areas served by our subsidiaries, (9) performance of and marketability of our investments in telecommunications companies, (10) inflation, (11) changes in environmental regulations, (12) volatility in commodity natural gas markets and (13) the other risks and uncertainties described from time to time in our periodic reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements.

                                SCANA Corporation

         We are an energy-based holding company headquartered in Columbia, South Carolina. Through our subsidiaries, we engage principally in electric and natural gas utility operations and other energy-related businesses. We are a South Carolina corporation with general business powers, and we were incorporated on October 10, 1984. We are registered as a public utility holding company under the Public Utility Holding Company Act of 1935, as amended.

         Our principal executive offices are located at 1426 Main Street, Columbia, South Carolina 29201, telephone (803) 217-9000, and our mailing address is Columbia, South Carolina 29218.

Regulated Businesses

         Our regulated subsidiaries operating in South Carolina, including South Carolina Electric & Gas Company ("SCE&G"), South Carolina Generating Company, Inc. ("GENCO") and South Carolina Pipeline Corporation ("Pipeline Corporation")
(1) generate, transmit, distribute and sell electricity, and (2) purchase, transmit, distribute and sell at wholesale and retail natural gas, in various areas of South Carolina.

         The electric service area for SCE&G's approximately 552,000 retail customers covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The gas service area for SCE&G's approximately 266,000 retail customers covers over 22,000 square miles and extends into 33 counties in South Carolina. The total population of SCE&G's combined electric and gas service area is approximately
2.6 million.

         Public Service Company of North Carolina, Incorporated ("PSNC"), our regulated subsidiary operating in North Carolina, transports, distributes and sells natural gas to approximately 372,000 residential, commercial and industrial customers in its 28-county certificated service territory in northern, northwestern and western portions of North Carolina. The total population of PSNC's gas service area is approximately 2.5 million.

         Our regulated subsidiaries own most of our consolidated assets and, in 2001, generated most of our consolidated net income.

Nonregulated Businesses

         Our non-regulated subsidiaries (1) market natural gas and light hydrocarbons, (2) provide fiber optic and video communications, (3) invest in telecommunications companies, (4) provide energy related products and services to residential customers and (5) manage and maintain power plants.

         The information above concerning us and our subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in "Where You Can Find More Information."



                                            Summary Consolidated Financial and Operating Information

                                                 (Millions of Dollars Except Per Share Amounts)

                                                                  (Unaudited)

                                                                  Three Months             Twelve Months Ended
                                                                     Ended
Income Statement Data                                              March 31,                  December 31,
                                                               2002          2001          2001           2000
                                                               ----          ----          ----           ----
Operating Revenues:
         Electric                                               $302         $  340        $1,369          $1,344
         Gas                                                     520            978         2,082           2,089
         Total Operating Revenues                                 822          1,318         3,451           3,433
Operating Income                                                 153            173           528             554
Net Income (Loss)                                                (72)            79           539             250
Earnings (Loss) per Weighted Average Common Share             (0.68)         0.75          5.15           2.40
Dividends Declared per Common Share                           0.325          0.30          1.20           1.15
Weighted Average Common Shares
  Outstanding (Millions)                                      104.7         104.7          104.7         104.5
Electric Territorial Sales (Gigawatt Hours)                    5,057          5,105        20,948          21,252


                                                                                      As of March 31, 2002
Capitalization:                                                  Actual         Percentage       Adjusted (1)       Percentage(1)
                                                                 ------         ----------       ------------       -------------

Long-Term Debt, Net (2)                                            $2,980           49%              $2,980
Preferred Stock (not subject to Purchase or sinking funds)            106            2                  106
Preferred Stock, Net (subject to purchase or sinking                   10            -                   10
   funds) (3)
SCE&G-Obligated     Mandatorily     Redeemable    Preferred
   Securities of SCE&G's  Subsidiary Trust,  SCE&G Trust I,
   Holding  Solely $50  million  Principal  Amount of 7.55%
   Junior Subordinated Debentures of SCE&G, Due 2027

                                                                       50            1                   50
Common Shareholders' Equity                                         2,205           36
Total Capitalization                                                5,351           88
Short-Term Debt (4)                                                   698           12                  698

(1) Adjusted to reflect the receipt of the net proceeds from the sale of the common stock offered hereby.
(2)      Excludes current portion of long-term debt of $599 million.
(3)      Excludes current portion of preferred stock of $1 million.
(4) Includes current portion of long-term debt of $599 million and of preferred stock of $1 million. See "Use of Proceeds."

                                 Use of Proceeds

         The net proceeds from the sale of the common stock will be used to make an equity contribution to SCE&G and for general corporate purposes. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

                           Description of Common Stock

General

         The rights of shareholders of our common stock are currently governed by the South Carolina Business Corporation Act, our restated articles of incorporation and our bylaws. The following summary describes the material rights of our shareholders.

         The following summary of the terms of the common stock does not purport to be complete and is qualified in its entirety by reference to the terms set forth in our restated articles of incorporation, and our bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

         Authorized Capital Stock

         Under the South Carolina Business Corporation Act, a corporation may not issue a greater number of shares than have been authorized by its articles of incorporation. The authorized capital stock of SCANA consists of 150,000,000 shares of SCANA common stock, no par value, and no shares of preferred stock. At the close of business on June 30, 2002, 104,732,446 shares of our common stock were issued and outstanding, and not more than ___________ of those shares were reserved for issuance pursuant to our benefit plans and the Investor Plus Plan.

         Voting

         Holders of our common stock are entitled to one vote, in person or by proxy, for each share held on the applicable record date with respect to each matter submitted to a vote at a meeting of stockholders, and may not cumulate their votes.

         Dividends

         Holders of our common stock are entitled to receive dividends as and when declared by our board of directors out of funds legally available therefor.

         Liquidation Rights

         In the event we liquidate, dissolve or wind up our affairs, the holders of our common stock would be entitled to share ratably in all of our assets available for distribution to shareholders of our common stock remaining after payment in full of liabilities.

         Preemptive Rights

         Holders of common stock do not have preemptive rights to subscribe for additional shares when we offer for sale additional shares of our common stock.

Provisions Relating to Change in Control

         Our restated articles of incorporation and bylaws contain provisions which could have the effect of delaying, deferring or preventing a change in control of SCANA. These provisions are summarized below.

         Corporate Governance Provisions

         Our restated articles of incorporation provide that the board of directors is subdivided into three classes, with each class as nearly equal in number of directors as possible. Each class of directors serves for three years and one class is elected each year. We currently have 12 directors (four directors each in classes with terms expiring in 2003, 2004 and 2005). Our restated articles of incorporation and bylaws provide that:

o the authorized number of directors may range from a minimum of nine to a maximum of 20, as determined from time to time by the directors;

o directors can be removed only (x) for cause or (y) otherwise by the affirmative vote of the holders of 80 percent of the shares of our stock who are entitled to vote; and

o vacancies and newly created directorships on our Board of Directors can be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and any new director elected to fill a vacancy will serve until the next shareholders' meeting at which directors of any class are elected.

         Anti-Takeover Provisions

         Certain provisions of our restated articles of incorporation and bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms which some shareholders might favor. Our restated articles of incorporation require that certain corporate actions and fundamental transactions must be approved by the holders of 80 percent of the outstanding shares of our capital stock entitled to vote on the matter unless at least 50 percent of the members of the board of directors (other than members related to the potentially interested purchaser or other person attempting to take over our business) has approved the action or transaction, in which case the required shareholder approval will be the minimum approval required by applicable law.

         The corporate actions or fundamental transactions that are subject to these provisions of our restated articles of incorporation are those corporate actions or transactions that require approval by shareholders under applicable law or our restated articles of incorporation, including certain amendments of our restated articles of incorporation or bylaws, certain transactions involving our merger, consolidation, liquidation, dissolution or winding up, certain sales or other dispositions of our assets or the assets of any of our subsidiaries, certain issuances (or reclassifications) of our securities or the securities of any of our subsidiaries or certain recapitalizations of transactions that have the effect of increasing the voting power of the potentially interested purchaser or other person attempting to take over our business.

         Prevention of Greenmail

         Our restated articles of incorporation provide that we cannot purchase any of our outstanding common stock at a price we know to be more than the market price from a person who is known to us to be the beneficial owner of more than three percent of our outstanding common stock and who has purchased or agreed to purchase any shares of our common stock within the most recent two-year period, without the approval of the holders of a majority of the outstanding shares of our common stock other than such person, unless we offer to purchase any and all of the outstanding shares of common stock.

                     Common Stock Dividends and Price Range

         Our common stock is traded on the New York Stock Exchange. The following table sets forth the range of intra-day high and low sale prices per share, as reported by the New York Stock Exchange-Composite Listing, and the cash dividends declared per share, of our common stock for the periods indicated:

                                    Price Range           Cash Dividends
                               High            Low      Declared Per Share
2000

First Quarter                  29.00          22.00           .2875
Second Quarter                 26.88          22.81           .2875
Third Quarter                  30.94          24.38           .2875
Fourth Quarter                 31.13          25.75           .2875

2001

First Quarter                  30.00          24.92           .3000
Second Quarter                 29.03          26.61           .3000
Third Quarter                  28.49          24.25           .3000
Fourth Quarter                 27.99          25.00           .3000

2002

First Quarter                  30.66          26.26           .3250
Second Quarter                 32.15          29.05           .3250
Third Quarter (through
   August 1, 2002)             31.26          23.50           .3250

         On August 1, 2002, the reported last sale price of our common stock on the New York Stock Exchange was $29.28 per share. As of June 30, 2002, we had 104,732,446 shares of our common stock outstanding.

         Dividends on our common stock are paid as declared by our board of directors. On August 1, 2002, our board of directors declared a regular quarterly dividend of $.3250 per share on the common stock, payable on October 1, 2002 to shareholders of record on September 10, 2002. Dividends are typically paid on the first day of January, April, July and October.

         Future dividends will depend on future earnings, which, in large part, are dependent upon the ability of SCE&G, PSNC and our other regulated subsidiaries to obtain regulatory approval for future rate increases, our cash position and financial condition and other factors. At the current dividend rate, after giving effect to the issuance of the shares of common stock offered hereby, our quarterly dividend payments on our outstanding common stock will be approximately $36 million.

         Our Investor Plus Plan permits the holders of our common stock and the holders of SCE&G preferred stock to invest optional cash payments subject to limitations in amount and reinvest dividends in additional shares of our common stock. The prospectus describing the Investor Plus Plan and an enrollment form are available upon request to: SCANA Corporation, Columbia, South Carolina 29218, Attention: Investor Relations and Shareholder Services.

                                  Underwriting

         The underwriters named below, for which ______________________ are acting as representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement among us and the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite their names below at the price set forth on the cover page of this prospectus.

             Underwriters                           Number of Shares





         The Underwriting Agreement provides that the underwriters are obligated to purchase all the shares of our common stock in this offering (other than those described by the over-allotment option described below), if any are purchased.

         We have been advised by the representatives that the underwriters propose to offer the shares of our common stock to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in excess of $___ per share, and the underwriters and such dealers may reallow a concession not in excess of $___ per share to other dealers. After the public offering of our common stock, the public offering price, concession to selected dealers and reallowance to other dealers may be changed by the representatives.

         We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional [_______] shares of our common stock at the public offering price less the underwriting discounts and commissions all as set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

         Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

                                 Legal Opinions

     Certain legal matters in connection with the validity of the common stock offered hereby are being passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina and by H. Thomas Arthur, Esq. or Sarena D. Burch, Esq. of Columbia, South Carolina, who are our Senior Vice President and General Counsel and Deputy General Counsel, respectively, and for the underwriters by Troutman Sanders LLP, Richmond, Virginia.

     At June 30, 2002, H. Thomas Arthur, Esq. and Sarena D. Burch, Esq. owned beneficially 16,886 and 3,434, respectively (and options to purchase 70,930 and 29,876, respectively), shares of our common stock, including shares acquired by the trustee under our Stock Purchase-Savings Plan by use of contributions made by Mr. Arthur and Ms. Burch, respectively, and earnings thereon, and including shares purchased by the trustee by use of SCANA contributions and earnings thereon.

                                     Experts

                  The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in our method of accounting for operating revenues associated with our regulated utility operations), which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                                5,250,000 Shares





                                SCANA CORPORATION










                                  Common Stock












                                   Prospectus



                                =================
                                -----------------

                           ----------------, --------

PART II
                          INFORMATION NOT REQUIRED
                               IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Securities and Exchange Commission filing fee.......   $ 15,153
         Printing Expense....................................     10,000#
         Blue Sky and Legal fees.............................    150,000#
         Accounting services.................................     35,000#
         Miscellaneous.......................................     10,000#
                                                                  -------
          Total..............................................   $220,153#
# Estimated

Item 15. Indemnification of Directors and Officers

         The South Carolina Business Corporation Act of 1988 permits indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's restated articles of incorporation provide that no director of the registrant shall be liable to the registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits

         Exhibits required to be filed with this registration statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the SEC and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (2) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (3) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 2, 2002.

(REGISTRANT)                        SCANA Corporation

                    By:    /s/W. B. Timmerman
                        --------------------------------------------------
(Name & Title):     W. B. Timmerman, Chairman of the Board, Chief
                    Executive Officer, President and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer:



By:                        /s/W. B. Timmerman
(Name & Title):            W. B. Timmerman, Chairman of the Board, Chief
                           Executive Officer, President and Director
Date:                      August 2, 2002

(ii) Principal financial officer:


By:                        /s/K. B. Marsh
(Name & Title):            K. B. Marsh, Senior Vice President-Finance and
                  Chief Financial Officer
Date:             August 2, 2002

(iii)    Principal accounting officer:


By:                        /s/J. E. Swan, IV
(Name & Title):            J. E. Swan, IV, Controller
Date:             August 2, 2002


(iv) Other Directors:


*B. L. Amick; J. A. Bennett, W. B. Bookhart, Jr.; W. C. Burkhardt;
E. T. Freeman; D. M. Hagood; W. H. Hipp; L. M. Miller; M. K. Sloan; and
G. S. York

* Signed on behalf of each of these persons by Kevin B. Marsh, Attorney-in-Fact:

Date:                                                August 2, 2002

Directors who did not sign:

H. C. Stowe

                                SCANA CORPORATION
                                  EXHIBIT INDEX


1.01           Underwriting Agreement
               Form of Underwriting Agreement (Filed herewith)

2.01 Agreement and Plan of Merger, dated as of February 16, 1999 as amended and restated as of May 10, 1999, by and among Public Service Company of North Carolina, Incorporated, the Registrant, New Sub I, Inc. and New Sub II, Inc. (Filed as Exhibit 2.01 to Registration Statement No. 333-45206)

4.01 Restated Articles of Incorporation of the Registrant as amended and adopted April 26, 1989
               (Filed as Exhibit 3-A to Registration Statement No. 33-49145)

4.02           Articles of Amendment adopted on April 27, 1995 (Filed as
               Exhibit 4-B to Registration Statement No. 33-62421)


4.03 Bylaws of the Registrant as revised and amended on December 13, 2000 (Filed as Exhibit 3.01 to Registration Statement No. 333-68266)

5.01           Opinion of H. Thomas Arthur, Esq. re legality (Filed herewith)

8.01           Opinion re tax matters (Not applicable)

12.01          Statements re computation of ratios (Not applicable)

15.01          Letter re unaudited financial information (Not applicable)

23.01          Consent of Deloitte & Touche LLP (Filed herewith)

23.02          Consent of Deloitte & Touche LLP (Filed herewith)

23.03 Consent of H. Thomas Arthur, Esq.(Included as part of opinion filed as Exhibit 5.01)

24.01          Power of Attorney (Filed herewith)

25.01          Statement of eligibility of trustee (Not applicable)

26.01          Invitation for competitive bids (Not applicable)

99.01          Additional exhibits (Not applicable)

                                  EXHIBIT 1.01

                         FORM OF UNDERWRITING AGREEMENT

                                5,250,000 Shares
                                SCANA CORPORATION
                                  Common Stock

                             UNDERWRITING AGREEMENT

                                                    ----------, ----

[Insert Name]
As Representative(s) of the Several Underwriters
[Insert Address]


         SCANA Corporation, a South Carolina corporation (the "Company"), proposes to sell an aggregate of 5,250,000 shares (the "Firm Shares") of the Company's Common Stock, no par value per share (the "Common Stock"), to you and to the other underwriters named in Schedule I (collectively, the "Underwriters"), for which you are acting as representatives (collectively, the "Representatives"). The Company has also agreed to grant to you and the other Underwriters an option (the "Option") to purchase up to an additional 750,000 shares of Common Stock (the "Option Shares") on the terms and for the purposes set forth in Section 1(b). The Firm Shares and the Option Shares are hereinafter collectively referred to as the "Shares." The term "Representatives" as used herein shall be deemed to mean the firms and/or corporations addressed hereby. If there is only one firm or corporation to which this Agreement (the "Agreement") is addressed, such term shall be deemed to mean such firm or corporation. If there are any Underwriters in addition to yourselves, you represent that you have been authorized by each of the Underwriters to enter into this Agreement on their behalf and to act for them in the manner herein provided in all matters relating to carrying out the provisions of this Agreement. If there are no Underwriters other than yourselves, the term "Underwriters" shall be deemed to mean the Representatives. All obligations of the Underwriters hereunder are several and not joint.

         The initial public offering price per share for the Shares and the purchase price per share for the Shares to be paid by the several Underwriters shall be agreed upon by the Company and the Representatives, acting on behalf of the several Underwriters, and such agreement shall be set forth in a separate written instrument substantially in the form of Exhibit A hereto (the "Price Determination Agreement"). The Price Determination Agreement may take the form of an exchange of any standard form of written telecommunication among the Company and the Representatives and shall specify such applicable information as is indicated in Exhibit A hereto. The offering of the Shares will be governed by this Agreement, as supplemented by the Price Determination Agreement. From and after the date of the execution and delivery of the Price Determination Agreement, this Agreement shall be deemed to incorporate, and, unless the context otherwise indicates, all references contained herein to "this Agreement" and to the phrase "herein" shall be deemed to include, the Price Determination Agreement.

         The Company confirms as follows its agreements with the Representatives and the several other Underwriters.




                  1.  Agreement to Sell and Purchase.
                      ------------------------------

     (a) On the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions of this Agreement, the Company agrees to sell to each Underwriter named below, and each Underwriter, severally and not jointly, agrees to purchase from the Company at the purchase price per share for the Firm Shares to be agreed upon by the Representatives and the Company in accordance with Section 1(c) or 1(d) and set forth in the Price Determination Agreement, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I, plus such additional number of Firm Shares which such Underwriter may become obligated to purchase pursuant to Section 8 hereof. If the Company elects to rely on Rule 430A of the Rules and Regulations (as defined herein), Schedule I may be attached to the Price Determination Agreement.

     (b) Subject to all the terms and conditions of this Agreement, the Company grants the Option to the several Underwriters to purchase, severally and not jointly, up to 750,000 Option Shares from the Company at the same price per share as the Underwriters shall pay for the Firm Shares. The Option may be exercised only to cover over-allotments in the sale of the Firm Shares by the Underwriters and may be exercised in whole or in part at any time (but not more than once) on or before the 45th day after the date of this Agreement (or, if the Company has elected to rely on Rule 430A of the Rules and Regulations, on or before the 45th day after the date of the Price Determination Agreement), upon written or telegraphic notice (the "Option Shares Notice") by the Representatives to the Company no later than 12:00 noon, New York City time, at least two and no more than five business days before the date specified for closing in the Option Shares Notice (the "Option Closing Date") setting forth the aggregate number of Option Shares to be purchased and the time and date for such purchase. On the Option Closing Date, the Company will issue and sell to the Underwriters the number of Option Shares set forth in the Option Shares Notice, and each Underwriter will purchase such percentage of the Option Shares as is equal to the percentage of Firm Shares that such Underwriter is purchasing, as adjusted by the Representatives in such manner as it deems advisable to avoid fractional shares.

     (c) If the Company has elected not to rely on Rule 430A of the Rules and Regulations, the initial public offering price per share for the Firm Shares and the purchase price per share for the Firm Shares to be paid by the several Underwriters shall be agreed upon and set forth in the Price Determination Agreement, which shall be dated the date hereof, and an amendment to the Registration Statement (as hereinafter defined) containing such per share price information shall be filed before the Registration Statement becomes effective.

     (d) If the Company has elected to rely on Rule 430A of the Rules and Regulations, the initial public offering price per share for the Firm Shares and the purchase price per share for the Firm Shares to be paid by the several Underwriters shall be agreed upon and set forth in the Price Determination Agreement. In the event that the Price Determination Agreement has not been executed by the close of business on the fifteenth business day following the date on which the Registration Statement becomes effective, this Agreement shall terminate forthwith, without liability of any party to any other party except that Section 6 shall remain in effect.

                  2. Delivery and Payment. Delivery of the Firm Shares shall be made to the Representatives for the accounts of the Underwriters against payment of the purchase price by certified or official bank check payable in New York Clearing House (next-day) funds to the order of the Company at the office of McNair Law Firm, P.A., 1301 Gervais Street, 17th Floor, Columbia, South Carolina 29201. Such payments shall be made at 10:00 a.m., New York City time, on the fourth business day following the date of this Agreement or, if the Company has elected to rely on Rule 430A of the Rules and Regulations, the fourth business day after the date on which the first bona fide offering of the Shares to the public is made by the Underwriters or at such time on such other date, not later than seven business days after the date of this Agreement, as may be agreed upon by the Company and the Representatives (such date is hereinafter referred to as the "Closing Date").

                  To the extent the Option is exercised, delivery of the Option Shares against payment by the Underwriters (in the manner specified above) will take place at the offices specified above for the Closing Date on the Option Closing Date.

                  Certificates evidencing the Shares shall be in definitive form and shall be registered in such names and in such denominations as the Representatives shall request at least two business days prior to the Closing Date or the Option Closing Date, as the case may be, by written notice to the Company. For the purpose of expediting the checking and packaging of certificates for the Shares, the Company agrees to make such certificates available for inspection at least 24 hours prior to the Closing Date or the Option Closing Date, as the case may be.

                  The cost of original issue tax stamps, if any, in connection with the issuance and delivery of the Firm Shares and Option Shares by the Company to the respective Underwriters shall be borne by the Company. The Company will pay and save each Underwriter and any subsequent holder of the Shares harmless from any and all liabilities with respect to or resulting from any failure or delay in paying Federal and state stamp and other transfer taxes, if any, which may be payable or determined to be payable in connection with the original issuance or sale to such Underwriter of the Firm Shares and Option Shares.

                  3.  Representations and Warranties of the Company.
                      ---------------------------------------------

                  The Company represents, warrants and covenants to each Underwriter that:

                      (a) The Company meets the requirements for use of Form S-3 and a registration statement (Registration No.
333-_____) on Form S-3 relating to the Shares, including a preliminary prospectus and such amendments to such registration statement as may have been required to the date of this Agreement, has been prepared by the Company under the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations (collectively referred to as the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder, and has been filed with the Commission. The term "preliminary prospectus" as used herein means a preliminary prospectus as contemplated by Rules 430 or 430A of the Rules and Regulations included at any time as part of the registration statement. Copies of such registration statement and amendments and of each related preliminary prospectus have been delivered to the Representatives. If such registration statement has not become effective, a further amendment to such registration statement, including a form of final prospectus, necessary to permit such registration statement to become effective will be filed promptly by the Company with the Commission. If such registration statement has become effective, a final prospectus containing information permitted to be omitted at the time of effectiveness by Rule 430A of the Rules and Regulations will be filed by the Company with the Commission in accordance with Rule 424(b) of the Rules and Regulations promptly after execution and delivery of the Price Determination Agreement. The term "Registration Statement" means the registration statement as amended at the time it becomes or became effective (the "Effective Date"), and as it may amended as of the date of this Agreement, including financial statements and all exhibits and any information deemed to be included by Rule 430A of the Rules and Regulations. The term "Prospectus" means the prospectus as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations or, if no such filing is required, the form of final prospectus included in the Registration Statement at the Effective Date. Any reference herein to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the Effective Date or the date of such preliminary prospectus or the Prospectus, as the case may be. Any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date, or the date of any preliminary prospectus or the Prospectus, as the case may be, and deemed to be incorporated therein by reference.

     (b) On the Effective Date, the date the Prospectus is first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (if required), at all times subsequent to and including the Closing Date and, if later, the Option Closing Date and when any post-effective amendment to the Registration Statement becomes effective or any amendment or supplement to the Prospectus is filed with the Commission, the Registration Statement and the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment or supplement thereto), including the financial statements included or incorporated by reference in the Prospectus, did or will comply with all applicable provisions of the Act, the Exchange Act, the rules and regulations thereunder (the "Exchange Act Rules and Regulations") and the Rules and Regulations and will contain all statements required to be stated therein in accordance with the Act, the Exchange Act, the Exchange Act Rules and Regulations and the Rules and Regulations. On the Effective Date and when any post-effective amendment to the Registration Statement becomes effective, no part of the Registration Statement or any such amendment did or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. At the Effective Date, the date the Prospectus or any amendment or supplement to the Prospectus is filed with the Commission and at the Closing Date and, if later, the Option Closing Date, the Prospectus did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties in this Section 3(b) do not apply to any statements or omissions made in reliance on and in conformity with information relating to any Underwriter furnished in writing to the Company by the Representatives specifically for inclusion in the Registration Statement or the Prospectus or any amendment or supplement thereto. For all purposes of this Agreement, the amounts of the selling concession and reallowance set forth under the caption "Underwriting" set forth in the Prospectus and any information required under the Rules and Regulations or the Exchange Act Rules and Regulations with respect to the date of commencement of stabilizing activities or any passive market making constitute the only information relating to any Underwriter furnished in writing to the Company by the Representatives specifically for inclusion in the Registration Statement, the preliminary prospectus or the Prospectus. The
Company has not distributed any offering material in connection with the offering or sale of the Shares other than the Registration Statement, the preliminary prospectus, the Prospectus or any other materials, if any, permitted by the Act.

     (c) The documents which are incorporated by reference in the preliminary prospectus and the Prospectus or from which information is so incorporated by reference, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Act or the Exchange Act, as applicable, the Exchange Act Rules and Regulations and the Rules and Regulations; and any documents so filed and incorporated by reference subsequent to the Effective Date shall, when they are filed with the Commission, conform in all material respects with the requirements of the Act and the Exchange Act, as applicable, the Exchange Act Rules and Regulations and the Rules and Regulations.

     (d) The Company and each of its subsidiaries is, and at the Closing Date, and if later, the Option Closing Date, will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and each of its subsidiaries has, and at the Closing Date, and if later, the Option Closing Date, will have, full power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in the Registration Statement and the Prospectus. The Company and each of its subsidiaries is, and at the Closing Date, and if later, the Option Closing Date, will be, duly licensed or qualified to do business and in good standing as a foreign corporation in each jurisdiction which requires licensing or qualification. The Company, either directly or indirectly, is the sole record and beneficial owner of all of the capital stock of each of its subsidiaries, except as disclosed in the Registration Statement or the Prospectus.

     (e) The outstanding shares of Common Stock have been, and the Shares to be issued and sold by the Company upon such issuance will be, duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive or similar right. The description of the Common Stock in the Registration Statement and the Prospectus is, and at the Closing Date, and if later, the Option Closing Date, will be, complete and accurate in all material respects. Except for shares issuable under the Company's Investor Plus Plan and Stock Purchase-Savings Plan and in connection with any other employee compensation arrangement, the Company does not have outstanding, and at the Closing Date, and if later, the Option Closing Date, will not have outstanding, any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Common Stock, any shares of capital stock of any of its subsidiaries or any such warrants, convertible securities or obligations.

     (f) The financial statements and schedules included or incorporated by reference in the Registration Statement or the Prospectus present fairly the consolidated financial condition of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the entire period involved, except as otherwise disclosed in the Prospectus. No other financial statements or schedules of the Company are required by the Act, the Exchange Act or the Rules and Regulations to be included in the Registration Statement or the Prospectus. Deloitte & Touche LLP (the "Accountants"), who have reported on such year-end financial statements and schedules, are independent accountants with respect to the Company as required by the Act and the Rules and Regulations. The statements included in the Registration Statement with respect to the Accountants pursuant to Rule 509 of Regulation S-K of the Rules and Regulations are true and correct in all material respects.

     (g) The Company maintains an adequate internal control structure and procedures for financial reporting and a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (h) Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus and through the Closing Date, and if later, the Option Closing Date, except as set forth in or contemplated by the Registration Statement and the Prospectus, (i) there has not been and will not have been any change in the capitalization of the Company, except for shares of Common Stock issued pursuant to the Company's Investor Plus Plan and the Company's Stock Purchase-Savings Plan or in connection with any other employee incentive compensation arrangements, (ii) there has been no and there will have been no change which is reasonably expected to have a materially adverse effect on the earnings, business affairs, properties, business prospects, condition (financial or otherwise) or results of operations of the Company and its subsidiaries considered as one enterprise (a "Material Adverse Effect"), (iii) neither the Company nor any of its subsidiaries has incurred nor will it incur any liabilities or obligations, direct or contingent, nor has it entered into nor will it enter into any transactions other than pursuant to this Agreement and the transactions referred to herein, other than liabilities, obligations, and transactions which will not have a Material Adverse Effect, and (iv) the Company has not and will not have paid or declared any dividends or other distributions of any kind on any class of its capital stock, except for regular quarterly dividends on the Common Stock of the Company in an amount not exceeding $.325 per share per quarter.

     (i) The Company is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, and is registered as such under such Act; and the Company is not, and after giving effect to the offer and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be subject to registration under the Investment Company Act of 1940, as amended.

     (j) Except as set forth in the Registration Statement and the Prospectus, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its subsidiaries or any of their respective officers in their capacity as such, before or by any Federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would be reasonably expected to have a Material Adverse Effect.

     (k) The Company and each of its subsidiaries have, and at the Closing Date, and if later, the Option Closing Date, will have, (i) all material governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on its business as contemplated in the Prospectus, (ii) complied in all material respects with all laws, regulations and orders applicable to it or its business and (iii) performed in all material respects the obligations required to be performed by it, and is not, and at the Closing Date, and if later, the Option Closing Date, will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument (collectively, a "contract or other agreement") to which it is a party or by which its property is bound or affected, except for such defaults as are not reasonably expected to have a Material Adverse Effect. To the best knowledge of the Company and each of its subsidiaries, no other party under any material contract or other agreement to which it is a party is in default in any respect thereunder. Neither the Company nor any of its subsidiaries is, nor at the Closing Date, and if later, the Option Closing Date, will any of them be, in violation of any provision of its articles of incorporation or bylaws.

     (l) No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body is required for the consummation by the Company of the transactions on its part herein contemplated in connection with the issuance of the Shares, except such as have been obtained under the Act or the Rules and Regulations and such as may be required under state securities or Blue Sky laws or the bylaws and rules of the National
Association of Securities Dealers, Inc. (the "NASD") in connection with the purchase and distribution by the Underwriters of the Shares.

     (m) The Company has full corporate power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Underwriters, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with the terms hereof. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any of its subsidiaries pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, the articles of incorporation or bylaws of the Company or any of its subsidiaries, any contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties is bound or affected, or violate or conflict with any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Company or any of its subsidiaries, except for liens, charges, encumbrances, breaches, violations, defaults or conflicts which are not reasonably expected to have a Material Adverse Effect.

     (n) The Company and each of its subsidiaries has good and marketable title to all properties and assets described in the Prospectus as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Prospectus or are not material to the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company or its subsidiaries considered as one enterprise. The Company and each of its subsidiaries has valid, subsisting and enforceable leases for the properties described in the Prospectus as leased by it, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such properties by the Company and its subsidiaries.

     (o) There is no document or contract of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required. All such contracts to which the Company or any of its subsidiaries is a party have been duly authorized, executed and delivered by the Company or such of its subsidiaries, constitute valid and binding agreements of the Company or such of its subsidiaries and are enforceable against the Company or such of its subsidiaries in accordance with the terms thereof.

     (p) No statement, representation, warranty or covenant made by the Company in this Agreement or made in any certificate or document required by this Agreement to be delivered to the Representatives was or will be, when made, inaccurate, untrue or incorrect. Any certificate signed by any officer of the Company and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Shares shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

     (q) Neither the Company nor any of its directors, officers or controlling persons has taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result, under the Act or otherwise, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

     (r) No holder of securities of the Company has rights to the registration of any securities of the Company because of the filing of the Registration Statement.

     (s) Prior to the Closing Date, the Shares will be duly authorized for listing by the New York Stock Exchange upon official notice of issuance.

     (t) Neither the Company nor any of its subsidiaries is involved in any material labor dispute nor, to the knowledge of the Company, is any such dispute threatened.

     (u) The Company and its subsidiaries own, or are licensed or otherwise have the full exclusive right to use, all material trademarks and trade names which are used in or necessary for the conduct of their respective businesses as described in the Prospectus. No claims have been asserted by any person to the use of any such trademarks or trade names or challenging or questioning the validity or effectiveness of any such trademark or trade name. The use, in connection with the business and operations of the Company and its subsidiaries, of such trademarks and trade names does not, to the Company's knowledge, infringe on the rights of any person.

     (v) Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any employee or agent of the Company or any of its subsidiaries, has made any payment of funds of the Company or any of its subsidiaries or received or retained any funds in violation of any law, rule or regulation or of a character required to be disclosed in the Prospectus.

     (w) The Company has duly registered with the Commission as a transfer agent, within the meaning of the Exchange Act, with respect to the Common Stock, and is in compliance with the Exchange Act Rules and Regulations with respect to its activities as transfer agent.

                   4. Agreements of the Company.
                      -------------------------

                   The Company covenants and agrees with each Underwriter as follows:

     (a) The Company will not, either prior to the Effective Date or thereafter during such period as a prospectus is required by law to be delivered in connection with sales of the Shares by an Underwriter or dealer, file any amendment or supplement to the Registration Statement or the Prospectus, unless a copy thereof shall first have been submitted to the Representatives within a reasonable period of time prior to the filing thereof and the Representatives shall not have objected thereto in good faith. Within the time during which a prospectus relating to the Shares is required to be delivered under the Act, the Company will make every reasonable effort to comply as far as it is able with all requirements imposed upon it by the Act, as now and hereafter amended, and by the rules and regulations of the Commission thereunder, as from time to time in force, so far as necessary to permit the continuance of sales of or dealings in the Shares as contemplated by the provisions hereof and the Prospectus.

     (b) The Company will use its best efforts to cause the Registration Statement to become effective, and will notify the Representatives promptly, and will confirm such advice in writing, (1) when the Registration Statement has become effective and when any post-effective amendment thereto becomes effective, (2) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or the threat thereof, (4) of the happening of any event during the period mentioned in the second sentence of Section 4(e) that in the judgment of the Company makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or that requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein, in light of the circumstances in which they are made, not misleading and (5) of receipt by the Company or any representative or attorney of the Company of any other communication from the Commission relating to the Company, the Registration Statement, any preliminary prospectus or the Prospectus. If at any time the Commission shall issue any order suspending the effectiveness of the Registration Statement or shall have instituted a proceeding for that purpose, the Company will make every reasonable effort to prevent the issuance of any stop order or obtain the withdrawal of such order at the earliest possible moment. If the Company has omitted any information from the Registration Statement pursuant to Rule 430A of the Rules and Regulations, the Company will use its best efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and to notify the Representatives promptly of all such filings.

     (c) The Company will furnish to the Representatives, without charge, signed copies of the Registration Statement and of any post-effective amendment thereto, including financial statements and schedules, and all exhibits thereto (including any document filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus), and will furnish to the Representatives, without charge, for transmittal to each of the other
Underwriters, copies of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules but without exhibits, in each case in such quantities as the Underwriters may reasonably request.

     (d) The Company will comply with all the provisions of any undertakings contained in the Registration Statement.

     (e) On the Effective Date, and thereafter from time to time, the Company will deliver to each of the Underwriters, without charge, as many copies of the Prospectus or any amendment or supplement thereto as the Representatives may reasonably request. The Company consents to the use of the Prospectus or any amendment or supplement thereto by the several Underwriters and by all dealers to which the Shares may be sold, both in connection with the offering or sale of the Shares and for any period of time thereafter during which the Prospectus is required by law to be delivered in connection therewith. If at any time when a prospectus relating to the Shares is required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event shall occur which in the judgment of [the Company or the Underwriters] should be set forth in the Prospectus in order to make any statement therein, in the light of the circumstances under which it was made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with law, the Company will forthwith prepare and duly file with the Commission, at the Company's own expense, an appropriate supplement or amendment thereto, and will deliver to each of the Underwriters, without charge, such number of copies thereof as the Representatives may reasonably request. Neither the Representatives' consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company shall not file any document under the Exchange Act before the termination of the offering of the Shares by the Underwriters if such document would be deemed to be incorporated by reference into the Prospectus which is not approved by the Representatives after reasonable notice thereof.

     (f) Prior to any public offering of the Shares by the Underwriters, the Company will cooperate with the Representatives and counsel to the Underwriters in connection with the registration or qualification of the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives may request; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not now so subject.

     (g) During the period of five years commencing on the Effective Date, the Company will furnish to the Representatives and each other Underwriter who may so request copies of such financial statements and other periodic and special reports as the Company may from time to time distribute generally to the holders of any class of its capital stock, and will furnish to the Representatives and each other Underwriter who may so request a copy of each annual or other report it shall be required to file with the Commission.

     (h) The Company will make generally available to holders of its securities as soon as may be practicable but in no event later than the last day of the fifteenth full calendar month following the calendar quarter in which the Effective Date falls, an earning statement (which need not be audited but shall be in reasonable detail) for a period of 12 months ended commencing after the Effective Date, and satisfying the provisions of Section 11(a) of the Act (including Rule 158 of the Rules and Regulations).

     (i) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay, or reimburse if paid by the Representatives, all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to costs and expenses of or relating to (1) the preparation, printing and filing of the Registration Statement and exhibits to it, each preliminary prospectus, the Prospectus and any amendment or supplement to the Registration Statement or the Prospectus, (2) the preparation and delivery of certificates representing the Shares, (3) furnishing (including costs of shipping and mailing) such copies of the Registration Statement, the Prospectus and any preliminary prospectus, and all amendments and supplements thereto, as may be requested for use in connection with the offering and sale of the Shares by the Underwriters or by dealers to whom Shares may be sold, (4) the listing of the Shares on the New York Stock Exchange, (5) any filings required to be made by the Underwriters with the NASD, and the fees, disbursements and other charges of counsel for the Underwriters in connection therewith, (6) the registration or qualification of the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions designated pursuant to Section 4(f), including the fees, disbursements and other charges of counsel to the Underwriters in connection therewith, and the preparation and printing of preliminary, supplemental and final Blue Sky memoranda, (7) the costs of any travel expenses of the Company's officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Shares, (8) counsel to the Company and (9) the transfer agent for the Shares.

     (j) If this Agreement shall be terminated by the Company pursuant to any of the provisions hereof (otherwise than pursuant to Section 8) or if for any reason the Company shall be unable to perform its obligations hereunder, the Company will reimburse the several Underwriters for all out-of-pocket expenses (including the fees, disbursements and other charges of counsel to the Underwriters) reasonably incurred by them in connection herewith.

     (k) The Company will not at any time, directly or indirectly, take any action intended, or which might reasonably be expected, to cause or result in, or which will constitute, stabilization of the price of the shares of Common Stock to facilitate the sale or resale of any of the Shares.

     (l) The Company will apply the net proceeds from the offering and sale of the Shares to be sold by the Company in the manner set forth in the Prospectus under "Use of Proceeds."

     (m) The Company will not for a period of 90 days after the commencement of the public offering of the Shares, offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or rights to acquire such shares (other than pursuant to the Company's Investor Plus Plan, the Company's Stock Purchase-Savings Plan or in connection with other employee incentive compensation arrangements) or file with the Commission a registration statement under the Act relating to, any additional shares of its common stock or securities convertible into or exchangeable or exercisable for any shares of its common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing (other than pursuant to the Company's Investor Plus Plan, the Company's Stock Purchase-Savings Plan or in connection with other employee incentive arrangements), without the prior written consent of the Representatives.


                  5.  Conditions of the Obligations of the Underwriters.
                      -------------------------------------------------

                  In addition to the execution and delivery of the Price Determination Agreement, the obligations of each Underwriter hereunder are subject to the following conditions:

     (a) Notification that the Registration Statement has become effective shall be received by the Representatives not later than 5:00 p.m., New York City time, on the date of this Agreement or at such later date and time as shall be consented to in writing by the Representatives and all filings required by Rules 424 and 430A of the Rules and Regulations shall have been made.

     (b) (i) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending or threatened by the Commission, (ii) no order suspending the effectiveness of the Registration Statement or the qualification or registration of the Shares under the securities or Blue Sky laws of any jurisdiction shall be in effect and no proceeding for such purpose shall be pending before or threatened or contemplated by the Commission or the authorities of any such jurisdiction, (iii) any request for additional information on the part of the staff of the Commission or any such authorities shall have been complied with to the satisfaction of the staff of the Commission or such authorities, (iv) after the date hereof no amendment or supplement to the Registration Statement or the Prospectus shall have been filed unless a copy thereof was first submitted to the Representatives and the Representatives did not object thereto in good faith, and (v) the Representatives shall have received certificates, dated the Closing Date and the Option Closing Date and signed by the Chief Executive Officer or the Chairman of the Board of Directors of the Company and the Chief Financial Officer of the Company (who may, as to proceedings threatened, rely upon the best of their information and belief), to the effect of clauses (i),
(ii) and (iii).

     (c) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) there shall not have been a material adverse change in the general affairs, business, business prospects, properties, management, condition (financial or otherwise) or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising from transactions in the ordinary course of business, in each case other than as set forth in or contemplated by the Registration Statement and the Prospectus and (ii) neither the Company nor any of its subsidiaries shall have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, which is not set forth in the Registration Statement and the Prospectus, if in the judgment of the Representatives any such development makes it impracticable or inadvisable to consummate the sale and delivery of the Shares by the Underwriters at the initial public offering price.

     (d) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall have been no litigation or other proceeding instituted against the Company or any of its subsidiaries or any of their respective officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would be reasonably expected to have a Material Adverse Effect.

     (e) Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects at the Closing Date and, with respect to the Option Shares, at the Option Closing Date, as if made at the Closing Date and, with respect to the Option Shares, at the Option Closing Date, and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to the Closing Date and, with respect to the Option Shares, at or prior to the Option Closing Date, shall have been duly performed, fulfilled or complied with.

     (f) The Representatives shall have received opinions, dated the Closing Date and, with respect to the Option Shares, the Option Closing Date, and satisfactory in form and substance to counsel for the Underwriters, from the General Counsel or Deputy General Counsel of the Company, and McNair Law Firm, P.A., counsel to the Company, in substantially the respective forms set forth in Exhibit B and Exhibit C.

     (g) The Representatives shall have received opinions, dated the Closing Date and, with respect to the Option Shares, the Option Closing Date, from Troutman Sanders LLP, counsel to the Underwriters, with respect to the Registration Statement, the Prospectus and this Agreement, which opinion shall be satisfactory in all respects to the Representatives.

     (h) Concurrently with the execution and delivery of this Agreement, or, if the Company elects to rely on Rule 430A of the Rules and Regulations, on the date of the Prospectus, the Accountants shall have furnished to the Representatives a letter, dated the date of its delivery, addressed to the Representatives and in form and substance satisfactory to the Representatives, confirming that they are independent accountants with respect to the Company as required by the Act and the Rules and Regulations and with respect to the financial and other statistical and numerical information contained in the Registration Statement or incorporated by reference therein. At the Closing Date and, as to the Option Shares, the Option Closing Date, the Accountants shall have furnished to the Representatives a letter, dated the date of its delivery, which shall confirm, on the basis of a review in accordance with the procedures set forth in the letter from the Accountants, that nothing has come to their attention during the period from the date of the letter referred to in the prior sentence to a date (specified in the letter) not more than five days prior to the Closing Date and the Option Closing Date which would require any change in their letter dated the date hereof, or, if the Company elects to rely on Rule 430A of the Rules and Regulations, dated the date of the Prospectus, if it were required to be dated and delivered at the Closing Date and the Option Closing Date.

     (1) Concurrently with the execution and delivery of this Agreement or, if the Company elects to rely on Rule 430A of the Rules and Regulations, on the date of the Prospectus, and at the Closing Date and, as to the Option Shares, the Option Closing Date, there shall be furnished to the Representatives an accurate certificate, dated the date of its delivery, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, in form and substance satisfactory to the Representatives, to the effect that:

     (i) Each signer of such certificate has carefully examined the Registration Statement and the Prospectus (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus) and (A) as of the date of such certificate, such documents are true and correct in all material respects and do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein not untrue or misleading and (B) in the case of the certificate delivered at the Closing Date and the Option Closing Date, since the Effective Date no event has occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein not untrue or misleading in any material respect and there has been no document required to be filed under the Exchange Act and the Exchange Act Rules and Regulations that upon such filing would be deemed to be incorporated by reference into the Prospectus that has not been so filed.

     (2) Each of the representations and warranties of the Company contained in this Agreement were, when originally made, and are, at the time such certificate is delivered, true and correct in all material respects.

     (3) Each of the covenants required herein to be performed by the Company on or prior to the delivery of such certificate has been duly, timely and fully performed and each condition herein required to be complied with by the Company on or prior to the date of such certificate has been duly, timely and fully complied with.

     (j) The Shares shall be qualified for sale in such states as the Representatives may reasonably request, each such qualification shall be in effect and not subject to any stop order or other proceeding on the Closing Date and the Option Closing Date.

     (k) Prior to the Closing Date, the Shares shall have been duly authorized for listing by the New York Stock Exchange upon official notice of issuance.

     (l) The Company shall have furnished to the Representatives such certificates, in addition to those specifically mentioned herein, as the Representatives may have reasonably requested as to the accuracy and completeness at the Closing Date and the Option Closing Date of any statement in the Registration Statement or the Prospectus or any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus, as to the accuracy at the Closing Date and the Option Closing Date of the representations and warranties of the Company herein, as to the performance by the Company of its obligations hereunder, or as to the fulfillment of the conditions concurrent and precedent to the obligations hereunder of the Representatives.

                  6.  Indemnification.
                      ---------------

     (a) The Company will indemnify and hold harmless each Underwriter, the partners, directors, officers, employees and agents of each Underwriter and each person, if any, who controls each Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus or any amendment or supplement to the
Registration Statement or the Prospectus or in any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus, or the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, provided that the Company will not be liable to the extent that such loss, claim, liability, expense or damage arises from the sale of the Shares in the public offering to any person by an Underwriter and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information relating to any Underwriter furnished in writing to the Company by the Representatives on behalf of any Underwriter expressly for inclusion in the Registration Statement, any preliminary prospectus or the Prospectus, and provided further that the Company will not be liable to any Underwriter, the partners, directors, officers, employees or agents of such Underwriter or any person controlling such Underwriter with respect to any loss, claim, liability, expense, charge or damage arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus which is corrected in the Prospectus if the person asserting any such loss, claim, liability, charge or damage purchased Shares from such Underwriter but was not sent or given a copy of the Prospectus at or prior to the written confirmation of the sale of such Shares to such Person. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

     (b) Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act, each director, officer, employee or agent of the Company to the same extent as the foregoing indemnity from the Company to each Underwriter, but only insofar as losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information relating to any Underwriter furnished in writing to the Company by the Representatives on behalf of such Underwriter expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus. This indemnity will be in addition to any liability that each Underwriter might otherwise have. It is also understood and agreed the amounts of the selling concession and reallowance set forth under the caption "Underwriting" set forth in the Prospectus and any information required under the Rules and Regulations or the Exchange Act Rules and Regulations with respect to the date of commencement of stabilizing activities or any passive market making constitute the only information relating to any Underwriter furnished in writing to the Company by the Representatives specifically for inclusion in the Registration Statement, the preliminary prospectus or the Prospectus.

                      (c) Any party that proposes to assert the right to be indemnified under this Section 6 will, promptly after receipt of notice of any threatened claim or the commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 6, notify each such indemnifying party of such threatened claim or the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve it from any liability that it may have to any indemnified party under the foregoing provisions of this Section 6 unless, and only to the extent that, such omission results in actual prejudice to the indemnifying party caused by such omission. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party,
(3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

     (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 6 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or the Underwriters, the Company and the Underwriters will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the Underwriters, such as persons who control the Company within the meaning of the Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and any one or more of the Underwriters may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Underwriters, on the other, with respect to the statements or omissions which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Representatives on behalf of the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 6(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage, or action in respect thereof, referred to above in this Section 6(d) shall be deemed to include, for purpose of this Section 6(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 6(d), no Underwriter shall be required to contribute any amount in excess of the underwriting discounts received by it, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations to contribute as provided in this Section 6(d) are several in proportion to their respective underwriting obligations and not joint. For purposes of this Section 6(d), any person who controls a party to this Agreement within the meaning of Section 15 of the Act or Section 20 of the Exchange Act will have the same rights to contribution as that party, and each director, officer, agent or employee of the Company will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of any threatened claim or the commencement of any action against such party in respect of which a claim for contribution may be made under this Section 6(d), will notify any such party or parties from whom contribution may be sought, but the omission so to notify will not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 6(d). No party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).

     (e) The indemnity and contribution agreements contained in this Section 6 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Underwriters, (ii) acceptance of any of the Shares and payment therefor or (iii) any termination of this Agreement.


                  7.  Termination.
                      -----------

     The obligations of the several Underwriters under this Agreement may be terminated at any time on or prior to the Closing Date (or, with respect to the Option Shares, on or prior to the Option Closing Date), by notice to the Company from the Representatives, without liability on the part of any Underwriter to the Company, if, prior to delivery and payment for the Shares (or the Option Shares, as the case may be), in the sole judgment of the Representatives, (i) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) of the Rules and Regulations), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implications of a possible downgrading, of such rating), (ii) trading in any of the equity securities of the Company shall have been suspended by the Commission, by an exchange that lists the Shares or by the National Association of Securities Dealers Automated Quotation National Market System, (iii) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum or maximum prices shall have been generally established on such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall have been imposed upon trading in securities generally by such exchange or by order of the Commission or any court or other governmental authority, (iv) a general banking moratorium shall have been declared by either Federal or New York State authorities, (v) any major disruption of settlements of securities or clearance services in the United States, or (vi) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall have occurred the effect of any of which is such as to make it, in the sole judgment of the Representatives, impracticable or inadvisable to market the Shares on the terms and in the manner contemplated by the Prospectus.

                  8.  Substitution of Underwriters.
                      ----------------------------

     If any one or more of the Underwriters shall fail or refuse to purchase any of the Firm Shares which it or they have agreed to purchase hereunder, and the aggregate number of Firm Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Firm Shares, the other Underwriters shall be obligated, severally, to purchase the Firm Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase, in the proportions which the number of Firm Shares which they have respectively agreed to purchase pursuant to Section 1 bears to the aggregate number of Firm Shares which all such non-defaulting Underwriters have so agreed to purchase, or in such other proportions as the Representatives may specify; provided that in no event shall the maximum number of Firm Shares which any Underwriter has become obligated to purchase pursuant to Section 1 be increased pursuant to this
Section 8 by more than one-ninth of the number of Firm Shares agreed to be purchased by such Underwriter without the prior written consent of such Underwriter. If any Underwriter or Underwriters shall fail or refuse to purchase any Firm Shares and the aggregate number of Firm Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase exceeds one-tenth of the aggregate number of the Firm Shares and arrangements satisfactory to the Representatives and the Company for the purchase of such Firm Shares are not made within 48 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company for the purchase or sale of any Shares under this Agreement. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken pursuant to this Section 8 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

                  9.  Miscellaneous.
                      -------------

                  Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Company, at the office of the Company, 1426 Main Street, Columbia, South Carolina 29201, Attention: Corporate Secretary, or (b) if to the Underwriters, to the Representatives at the offices of ________________________________________, Attention: Corporate Finance
Department. Any such notice shall be effective only upon receipt. Any notice under Section 7 or 8 may be made by telex or telephone, but if so made shall be subsequently confirmed in writing.

                  This Agreement has been and is made solely for the benefit of the several Underwriters and the Company and of the controlling persons, directors and officers referred to in Section 6, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" as used in this Agreement shall not include a purchaser, as such purchaser, of Shares from any of the several Underwriters.

                  Any action required or permitted to be taken by the Representatives under this Agreement may be taken by them jointly or by
____________________.

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  This Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  The Company and the Underwriters each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby.

                  Please confirm that the foregoing correctly sets forth the agreement among the Company and the several Underwriters.

                                                     Very truly yours,

                                                     SCANA CORPORATION


                                                     By: _____________________
                                                     Title:

Confirmed as of the date first above mentioned:

--------------------
Acting on behalf of themselves and as the Representatives of the other several Underwriters.

By: ____________________


By: ____________________________
Title:

                                   SCHEDULE I
                                  UNDERWRITERS


                                                         Name of
Number of                                                Firm Shares
Underwriters                                             to be Purchased

                                                       EXHIBIT A

                                SCANA CORPORATION
                                                         ---------------------

                          PRICE DETERMINATION AGREEMENT

                                                           ----------, ----

--------------------
As Representatives of the
several Underwriters
c/o __________
==========

                  Reference is made to the Underwriting Agreement, dated ______, ___ (the "Underwriting Agreement"), among SCANA Corporation, a South Carolina corporation (the "Company"), and the several Underwriters named in Schedule I thereto or hereto (the "Underwriters"), for whom you are acting as representatives (collectively, the "Representatives"). The Underwriting Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of an aggregate of __________ shares (the "Firm Shares") of the Company's common stock, no par value per share. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

                  Pursuant to Section 1 of the Underwriting Agreement, the undersigned agree with the Representatives as follows:

     I. The initial public offering price per share for the Firm Shares shall be $_______.

     II. The purchase price per share for the Firm Shares to be paid by the several Underwriters shall be $_______ representing an amount equal to the initial public offering price set forth above, less $______ per share.

                  The Company represents and warrants to each of the Underwriters that the representations and warranties of the Company set forth in
Section 3 of the Underwriting Agreement are accurate in all material respects as though expressly made at and as of the date hereof.

                  As contemplated by the Underwriting Agreement, attached as
Schedule I is a completed list of the several Underwriters, which shall be a part of this Agreement and the Underwriting Agreement.

                  This Agreement shall be governed by the law of the State of New York.

                  If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                                       Very truly yours,

                                       SCANA CORPORATION


                                       By:_________________________
                                       Title:

Confirmed as of the date first above mentioned:

--------------------
Acting on behalf of themselves and as the Representatives of the other several Underwriters.

By: ____________________

By: ____________________________
Title: